1451D Ellis St.
Angel Audio                                                 Kelowna, BC V1Y 2A3
                                                                   250.862.2524
                                                              Fax. 604.642.6435
                                                             www.angelaudio.com

 Digital Music Distribution Services Agreement (Rev 7/3/90)

1. Nature of Agreement. This Digital Music Distribution Services Agreement ("Agreement") and the attached Exhibit(s) is entered between the entity or individual indicated below under "Customer" and Angelaudio.com Inc. ("Angel Audio"), a corporation with offices at 14510 Ellis Street, Kelowna, British Columbia, V1Y 2A3 and describes the terms and conditions to which Angel Audio shall perform digital music distribution services for Customer.

2. Encoding Services. To the extent Angel Audio performs any encoding services on behalf of Customer, Customer shall be responsible for shipping compact discs ("CDs") and any videos to Angel Audio and any associated shipping and insurance costs for any CDs and videos that Angel Audio encodes on behalf of Customer. Customer shall send to Angel Audio one copy of each CD, video and any related metadata to be included with the encoded music track. With the exception of artist's name, composer, album title, song title and copyright information, any additional metadata (such as lyrics, notes, artwork, etc.) chosen to be included with audio and video files must be submitted in electronic format and accompany the CD or video at time of submission. Customer must also designate the initial prices for each song and/or album to be made available for sale, as required in Exhibit A, at the tine the CDs are submitted to Angel Audio. Videos provided to Angel Audio shall be exhibited on Angel Audio's site to viewers free of charge. Angel Audio shall encode Customer's music as prescribed in the services order form and upload the music to Angel Audio's website, and to the Liquid Music Distribution center. Customer agrees to test all music encoded by Angel Audio for quality and accuracy and shall communicate any exceptions or corrections to Angel Audio in writing within five days of the date the encoded music is uploaded and Customer is notified by Angel Audio. Angel Audio shall retain CDs for purposes of maintenance and backup.

3. Hosting Services. Angel Audio shall host Customer's encoded music and video files Angelaudio's or Angelaudio's agent's a secure data centers and provide necessary computer equipment, software and Internet connectivity. Angel Audio shall provide all of the necessary technical support and maintenance for the data center operations and shall ensure that, with the exception of possible minor downtime due to maintenance, Customer's encoded music and video shall be accessible to the Internet. This Agreement does not transfer any title, rights or licenses to any software, hardware, documentation or any intellectual property embodied or used in connection with the services provided.

4. Encoding by Customer. To the extent Customer licenses Angel Audio's software to encode and upload music directly to Angel Audio's website, Angel Audio shall provide Customer with remote access to computer hardware, server software bandwidth and electronic commerce web page templates and functionality as necessary to upload the encoded music onto the Internet. Customer will be responsible for all host server content management relating to the encoded music including file uploads. Customer shall also be responsible for establishing and maintaining the prices for each song and/or album as specified in Exhibit "A".

5. Credit Card Processing. Angel Audio shall also provide electronic commerce credit card processing services relating to sales of Customer's encoded music.

6. Reporting and Payments. Within thirty days of the end of each calendar quarter, Angel Audio shall provide Customer with a written statement detailing the songs distributed and remit Customer's portion of the proceeds collected from the sales of Customer's music, net of Angel Audio's distribution fees and customer refunds or returns. For digital download sales processed directly by Angel Audio, Angel Audio shall deduct from such proceeds third party payment processing fees such as VISA, Mastercard, Diners Card, other credit card or calling card payment mechanism. Angel Audio has the right to retain any net sales proceeds of Customer as partial offset for any amounts owed to Angel Audio under this Agreement (other amounts could include promotional marketing services, encoding services, etc. and will be agreed up front).

7. Customer's Obligations. Customer represents and warrants on a continuing basis: (a) that it owns or has secured all necessary rights to publish, reproduce, distribute, transmit, sell, or otherwise exploit the sound recordings, music and


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other audio and video content and materials provided by Customer hereunder: (b)
that it owns or has secured all rights necessary to allow Angel Audio to perform the services and exercise its other rights and obligations hereunder without Angel Audio paying or having an obligation to pay any royalties, compulsory licenses, or other amounts, including, without limitation: (i) performance and mechanical royalties, and (ii) digital audio transmission royalties, whether for subscription or nonsubscription transmissions or otherwise; (c) that it will comply with any obligations it may have under third party mechanical rights, performance rights (for audio streamed from Customer's own website, for example) and distribution agreements; and that the sound recordings, music, and other audio content and materials provided by Customer hereunder do not violate or infringe any right of privacy or publicity, or contain any libelous, defamatory, obscene or unlawful material, or otherwise violate or infringe any other right of any person or entity. Customer must notify Angel Audio in writing of any restrictions that may apply to the distribution, sales or promotions of Customers encoded music, sound recordings, and other audio content, including any geographical restrictions. Customer shall also ensure that copyright information and other metadata included in Customer's encoded music, sound recordings, and other audio content and materials is accurate. Angel Audio reserves the right to report mechanical and performance rights information to agencies that the Customer is under contract with, or to any person, firm, corporation or other entity with which Angel Audio has a contract relating to such reports. Such right however, does not relieve any existing contractual reporting or financial obligations the Customer may directly have with such rights agencies or other third parties. If and to the extent that Angel Audio pays or is obligated to pay any mechanical, performance, digital audio transmission, or similar royalties with respect to any musical composition embodied in master recordings, sound recording, or any other music, audio content, or materials that are the subject of this Agreement, then, at Angel Audio's option: (i) Customer shall reimburse Angel Audio for any such amounts paid by Angel Audio; (ii) Customer shall pay such amounts directly; or (iii) Angel Audio may deduct any such payments from proceeds otherwise payable to Customer hereunder. Angel Audio reserves the right to suspend or terminate services immediately if Angel Audio has reasonable grounds to believe that Customer is utilizing services illegally or is in violation of any agreement with Angel Audio.

8. Liquid Music Network. Angel Audio has a distribution agreement with the Liquid Music Network (the "LMN") which distributes music programming and other content in Liquid Audio Format (the "LMN Programming") for promotion and sale to Web sites that are licensed as LMN affiliates. Customer hereby grants Angel Audio a nonexclusive right to make available for sale music selected by customer to be encoded and delivered to end users via the LMN licensed Web sites, and to use the encoded music for the purpose of marketing, advertising and promoting the LMN. Customer has the right to terminate Angel Audio's non-exclusive license with respect to particular recordings at any time on 90 days notice. Angel Audio and/or its LMN affiliates are responsible for the design of the LMN and the selection, ordering and arrangement of the encoded music as part of the LMN Programming, which remain subject to change from time to time in Angel Audio's sole discretion. Angel Audio and the LMN have the right to market, advertise, promote and establish prices and any discounts for Customers encoded music.

9. Digital Distribution. In connection with Angel Audio's exercise of its rights and obligations hereunder, Customer grants Angel Audio the non-exclusive, royalty-free rights to: (a) perform the publicly by means of digital audio transmission; (b) distribute the sound recordings, music, audio content, and other materials provided by Customer; and (c) otherwise make such items available as specified herein. The foregoing license shall include, but shall not be limited to, the right to provide and transmit such music and other content through web sites, in-store kiosks, portable music players, mobile phones, personal digital assistants, wireless applications and other Internet enabled devices. Customer shall retain the selection and termination rights set forth above. Any retailer to whom Angel Audio makes Customer's content available shall have the right to include or exclude such content from such retailer's inventory, and retailers shall have the right to market, advertise, promote and establish retail prices and any discounts for Customer's encoded music and audio content.

10. Compilation CD sales. Angel Audio shall also have the right to distribute CDs composed of the sound recordings, music, and other audio content in a CD containing a selection of songs predetermined by Customer or as a customized compilation, or as a compilation of songs chosen by Angel Audio. Customer grants Angel Audio all


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mechanical rights, synchronization rights and other rights necessary for Angel
Audio to make available for sale, produce and distribute CDs with a selection of songs predetermined by Customer, customized compilation CDs, and other compilation CDs containing the sound recordings, music and other audio content. Customer grants Angel Audio the rights to synchronize the sound recordings, music and other audio content with videos, art work, lyrics and other materials provided by Customer in any combination in order to promote the sale of the sound recordings, music and other audio content.

11. Distribution Fees. Customer shall choose the price to download the sound recordings, music and other audio content at between US$0.99 cents and US$2.99 per song title or music download track, and between US$1.99 and $4.99 for videos. For digital distribution, Angel Audio shall deduct affiliate fees (affiliate fees are fees paid to arms-length affiliates for customer referrals and in no case shall be more than 120% of the retail price), third party credit card processing charges, such as VISA, Mastercard, American Express, Diners Card, other credit cards, and calling card payment mechanisms, coupons, and a US $0.35 server/e-commerce charge from each single download, and an additional US $0.15 fee for each song where a hard copy CD is ordered and the remainder of the purchase price shall be split 50/50 between Angel Audio and Customer.

12. Videos. Customer grants Angel Audio distribution rights to exhibit the music videos listed in Exhibit "A" on its website.

13. Promotional & Test Trials. Customer acknowledges that from time to time new users on Angelaudio will be given promotional credits or coupons. In no event shall Angel Audio be liable to Customer for music which is distributed through Angel Audio as part of a promotion or test trial where no payment is received by Angel Audio.

14. Links. Customer agrees to provide Angel Audio with a link to angelaudio.com from the front page of Customers site and in any page containing music download links. The link shall be placed on the top 2 links on any such pages and shall contain the Angel Audio logo and the size shall be no smaller than the largest logo appearing on that page.

15. Term of Agreement. This Agreement is a non-exclusive agreement. The initial term of this Agreement is one year and shall automatically renew each year for one additional year unless terminated in writing by either party no later than 60 days prior to the end of each one-year term. Either party may terminate this Agreement due to breach if such breach is not cured within thirty days of receipt of written notification. Upon termination of this Agreement, Angel Audio shall return physical CD's and other materials used for encoding Customer's encoded music to Customer and disable all public links to Customer's encoded music.

16. Limitation of Liability and Disclaimer. IN NO EVENT SHALL ANGEL AUDIO BE LIABLE FOR ANY LOSS OF DATA, LOSS OF PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT OR THE USE OF THE SERVICES, HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY. ANGEL AUDIO SPECIFICALLY DISCLAIMS ALL WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE SYSTEM OR SERVICES PROVIDED BY ANGEL AUDIO HEREUNDER. Customer shall indemnify, defend, and hold Angel Audio harmless from and against any and all claims, demands, suits, objections, actions and causes of action arising out of any breach by Customer of this Agreement, or any of the representations, warranties, indemnities, covenants or undertakings made by Customer hereunder.

17. Miscellaneous. This Agreement and any Encoding, Hosting, or other agreements executed by the parties constitute the entire agreement between the parties on the subject matter hereof. No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties The relationship of the parties hereunder is that of independent contractors, and this Agreement will not be construed to imply that either party is the agent, employee, or joint venturer of the other. In the event that any provision of this Agreement is held to be unenforceable, this Agreement will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties. This agreement shall be interpreted under the laws of the State of Nevada. This


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Agreement will be binding upon and will inure to the benefit of the parties permitted successors and/or assignees. Waiver by either party of a breach of any provision of this Agreement or the failure by either party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right. Except for the payment of fees hereunder, nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, power outages, network failure, governmental acts or orders or restrictions, or any other reason when failure to perform is beyond the reasonable control of the nonperforming party.

Customer Acceptance. Customer has read and agrees to the terms and conditions of this Agreement and Exhibit(s).

CUSTOMER:

x /s/ David Seitz
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Signature

David Seitz                             7/1/00
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Printed Name                            Date

President
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Title

1-800-Prime CD
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Company

Angelaudio.com Inc.:

x /s/ Penny Green
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Signature / Authorized Signer

Penny Green
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Printed Name                            Date

VP, Business Development
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Title


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